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                                                                   EXHIBIT 10.31

                             Termination Agreement

This Termination Agreement sets forth the terms and conditions upon which Boehringer Ingelheim International GmbH ("BII") and Transcend Therapeutics, Inc. ("TTI") have agreed to terminate their collaboration with respect to Procysteine i.v.

On February 28, 1997, BII and TTI entered into a Development and License Agreement (the "Agreement"). In August 1998, TTI and BII jointly announced results from the unblinding of the Phase III Clinical Trial evaluating the intravenous administration of Procysteine for the treatment of ARDS. BI and TTI have agreed that these results showed Procysteine i.v. is not effective in the treatment of ARDS. Accordingly, BII and TTI have agreed as follows:

1. BII and TTI agree that the Agreement shall terminate and be of no further force or effect.

2. Upon termination of the Agreement, (a) all of the rights and obligations of each party under the Agreement, including the rights and licenses granted to BII, shall terminate, (b) BII shall have unrestricted access to the data from the Phase III Clinical Trial of Procysteine i.v. for ARDS, and (c) BII may use and publish the data from the Phase III Clinical Trial of Procysteine i.v. for ARDS without the consent of TTI and without obligation to involve, contact or work with TTI or any of TTI's principal investigators.

3. BII releases TTI from any and all obligation under, or liability arising from its performance under, the Agreement, and TTI releases BII from any and all obligation under, or liability arising from its performance under, the Agreement.

4. Without limiting the generality of the foregoing, BI waives any and all right to claim, and ackowledges TTI's sole ownership of, (i) the license fee paid to TTI under section 7.1 of the Agreement and (ii) the proceeds to TTI from the equity investment made by BI under Section 7.2 of the Agreement. Notwithstanding the foregoing, BII retain full rights for its shares in TTI.

5. TTI may disclose the terms and conditions of this Termination Agreement in order to comply with applicable law.

Ingelheim, 02 March 1999                       Waltham,

Boehringer Ingelheim International GmbH        Transcend Therapeutics, Inc.

ppa.                      ppa.

/s/ Dr. Christian Hauke   /s/ Dr. David Mitchard          /s/ B. Nicholas Harvey

Dr. Christian Hauke       Dr. David Mitchard              B. Nicholas Harvey
                                                          President
Authorised Signatories